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                                   EXHIBIT 4.8

                         LINE OF CREDIT PROMISSORY NOTE



$250,000                                               Fernandina Beach, Florida

                                                                          , 1999
                                                          ----------------

         FOR VALUE RECEIVED, LAHAINA ACQUISITIONS, INC., a Colorado Corporation (hereinafter referred to as "Payor"), promises to pay to the order of MONGOOSE INVESTMENTS, LLC, a Georgia limited liability company (hereinafter referred to as "Holder"), the principal sum of up to two hundred fifty thousand dollars ($250,000), the actual amount owed based on the real and actual amounts advanced to the Payor, less any reimbursements made by the Payor. All advances under this line shall be evidenced by documented transfers, canceled checks or other documentation acceptable to all parties and shall be reviewed by a qualified third party on a monthly basis with the accounting of the amounts owed reviewed by a qualified third party on a monthly basis with the accounting of the amounts owed reviewed by the Board of Directors upon completion of such monthly review. Said principal shall bear interest at the rate of ten percent per annum. Interest shall be due and payable monthly on so much of the principal as has been disbursed from time to time and remains unpaid and shall be calculated on the basis of a three hundred sixty -- (360) day year. As further consideration the Payor agrees to issue to the Holder at the end of each month the line is in place a warrant to purchase common stock in the Payor. This warrant shall allow the purchase, at 105% of the closing price of the stock on the final trading day of each month, a number of shares equal to the weighted average outstanding balance due from the Payor during the prior month divided by the closing price of the stock on the final day of the month that sum divided by twelve. The prices used in this calculation shall be as published by Bloomberg Financial, LLP, or as generally available from public sources. Principal and interest shall be payable at 7276 Sanctuary Lane, Amelia Island, Florida 32034, or at such other place as Holder may designate and shall mature and be payable on demand. Payor acknowledges and agrees that any amounts that have been disbursed prior to the execution hereof are covered by and included in the principal amount hereunder.

         Payments shall be made in currency of the United States of America, which at the time of payment shall be legal tender for the payment of public and private debts. This Note is secured by a security interest in all of the assets of the Company not otherwise encumbered by any other obligations.

         Payor shall have the right to prepay the principal amount outstanding in whole or in part at any time without penalty, and the Payor has the obligation to pay the outstanding amounts upon receipt of any additional funding provided to the Payor from any source, including but not limited to operating income, sale of equity or placement of debt, except to the extent that such payment would endanger the ongoing operations of the Company. Payor hereby waives all presentment, demand, notice of dishonor, and protest. Payor hereby renounces and waives all exemption rights allowed by the Constitution and laws of Florida or any other State of the United States, as against this Note or any renewal thereof.

         If Payor fails to pay any amount payable hereunder within five (5) days of demand, Payor shall be in default hereunder. In addition, a default shall exist hereunder upon the occurrence of any of the following events: (i) Payor becomes insolvent as defined in the Uniform Commercial Code as in effect at that time in Florida; (ii) Payor makes an assignment for the benefit of creditors or files a petition in bankruptcy.

         Payor acknowledges that its obligation to pay all sums due under this
Note is absolute and unconditional and that such obligation is not subject to any defense, counterclaim, and right of setoff or recoupment.

         Payor shall pay all costs of collection, including, but not limited to, reasonable attorneys' fees if collected by or through an attorney at law.

         This instrument shall be governed by and interpreted in accordance with the laws of the State of Florida. Payor acknowledges that this Note has been entered into and monies advanced in the State of Florida, and Payor acknowledges and agrees that Payor is subject to the jurisdiction of the State of Florida.

         Words herein importing the masculine shall include females, and words importing persons shall include bodies corporate, and the singular shall include the plural, and vice-versa. The rights of Holder hereunder shall inure to the benefit of its legal representatives, successors and assigns.




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         Except for any notice required under applicable law to be given in another manner, any notice provided for in this Note shall be given in writing, by hand delivery or by mailing such notice by certified mail, postage prepaid to the address shown below or to such other address as either party may designate by notice to the other as provided herein. Any notice provided for in this Note shall be deemed to have been given to Payor or Holder when given in the manner designated herein. Notice given as hereinabove provided shall be deemed received by the party to whom it is addressed on the third calendar day following the date on which said notice is deposited in the mail.

         (a)      TO HOLDER:                Mongoose Investments, LLC
                                            7276 Sanctuary Lane
                                            Amelia Island, Florida  32034

         (b)      TO PAYOR:                 Lahaina Acquisitions, Inc.
                                            102 South Tenth Street
                                            Fernandina Beach, Florida  32034

         The waiver of a breach of any provision, term or condition of this Note shall not operate or be construed as a waiver of any subsequent breach, and the acceptance of a past due payment shall not be construed as a waiver of Holder's rights to require strict compliance with all terms and conditions herein.

         Time is of the essence of this Note.

         IN WITNESS WHEREOF, the undersigned have caused this Note to be executed this day of _________, 1998.

                                    Lahaina Acquisitions, Inc.


                                    By:
                                       -----------------------------------------
                                       Gerald Sullivan, Vice Chairman




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